Exhibit 99

CONTACT: Whirlpool Corporation

Media: Tom Kline, 269/923-3738

thomas_e_kline@whirlpool.com

Financial: Thomas Filstrup, 269/923-3189

thomas_c_filstrup@whirlpool.com

WHIRLPOOL CORPORATION REPORTS RECORD SECOND-QUARTER REVENUE;

STRONG GROWTH FUELS IMPROVED EARNINGS

BENTON HARBOR, Mich., July 21, 2004—Whirlpool Corporation (NYSE:WHR) today announced second-quarter financial results, highlighted by record second-quarter revenue and a 13-percent increase in earnings per share.

Second-quarter 2004 net earnings were $106 million, or $1.53 per diluted share, compared to $94 million, or $1.35 per diluted share, in the same period last year. Second-quarter net sales of $3.26 billion increased 9.2 percent from the same period last year. Excluding currency translations, net sales increased approximately 8 percent.

“Our second-quarter results reflect the continuing strong momentum in our North American and European businesses, and improving conditions in Latin America,” said Jeff Fettig, Whirlpool’s chairman, president and chief executive officer. “Demand has been strong in all markets, but rising material costs, material availability and transportation constraints have made this a challenging operating environment. Our global operations effectively managed these issues during the quarter, which led to our strong performance.”

For the first half of 2004, sales of $6.27 billion increased 9.9 percent from the prior-year period. Excluding currency translations, year-to-date sales increased approximately 7 percent. Year-to-date earnings of $2.96 per diluted share improved 10.9 percent from the first half of 2003.

Second-Quarter Highlights

•	Sales and unit shipments were second-quarter records for the company. Net earnings of $1.53 per diluted share increased 13 percent from the prior-year period.

•	Free cash flow improved $125 million compared to the prior-year period (see reconciliation table below).

•	Whirlpool Corporation’s Board of Directors authorized a new share repurchase program of up to $500 million.

•	The company announced plans to invest approximately $180 million in its North America operations for the continued development and introduction of innovative products. Approximately $100 million of the investment will fund initiatives at seven manufacturing facilities in the United States. Approximately $80 million will fund activities in Mexico to expand the company’s washer production facility in Monterrey and construct a new refrigeration facility in Ramos Arizpe.

•	The company also announced a 100 million Euro investment in its manufacturing site located in Wroclaw, Poland. The investment will fund a new cooking manufacturing capability and expand the company’s existing refrigeration and dishwasher production lines.

•	During the quarter, Whirlpool continued to deliver innovative products to customers worldwide. Major new introductions were:

•	a new refrigerator series under the Kenmore brand that provides consumers with America’s best ice and water system - bottled water at a fraction of the price;

•	a number of Whirlpool brand innovations, including a new line of home water filtration and water softening products in the U.S., a premium built-in Twin™ microwave in Europe, and the new Ice Magic® frost-free refrigerator with 6th Sense™ control technology in Asia;

•	and a new refrigerator with in-door water dispensing and no-frost technology under the company’s Consul brand in Brazil.

Second-Quarter Region Review

Whirlpool North America’s sales of $2.1 billion increased 6.9 percent from the prior-year period. Sales and unit shipments reached record levels for the region, and operating profit was a second-quarter record. The results reflected strong industry growth and consumer demand for the company’s brands and new product introductions.

Operating profit, which included the negative impact of currency, higher logistics costs and higher costs for raw materials, increased 6.9 percent from the prior-year period. Effective brand and product mix management and continued strong levels of manufacturing productivity contributed to the profit improvement.

U.S. industry unit shipments of major appliances (T7) increased 9.3 percent from the prior-year period. Based on current economic conditions, the company now expects full-year U.S. industry shipments to increase 5-to-6 percent from last year’s level.

Whirlpool Europe’s sales of $704 million increased 12.1 percent from the prior-year period. Excluding currency translations, sales increased approximately 6 percent. Within a mixed economic environment where appliance demand improved moderately, Whirlpool Europe outperformed the industry with record sales and unit shipments, and enhanced the Whirlpool brand’s market leading position.

Operating profit increased 52 percent, driven in part by the growing demand for the company’s innovative products, including new built-in kitchen appliances and side-by-side refrigerators. Record levels of productivity also contributed to the profit improvement. During the quarter, the company announced a region-wide price increase in response to rising raw material costs.

2 of 4

Second-quarter industry unit shipments increased 3 percent from the prior-year period. Based on current economic conditions, the company expects full-year industry shipments to increase approximately 2-to-3 percent.

Whirlpool Latin America’s sales of $392 million increased 23 percent from the prior-year period. Excluding currency translations, sales increased approximately 24 percent.

Economic conditions continued to improve during the quarter as interest rates remained stable and unemployment declined. Renewed consumer spending led to a significant increase in appliance demand compared to the prior-year period. The company’s shipments outpaced regional industry growth during the quarter, and exports continued to expand compared to the prior-year period.

Operating profit improved 8.4 percent on gains from price increases and robust shipments of the company’s major appliances, both domestic and exports. The improvement was partially offset by significant increases in raw material costs.

Second-quarter industry unit shipments in Brazil increased approximately 28 percent from the prior-year period. Based on current economic conditions, the company expects full-year industry unit shipments to increase approximately 12-to-15 percent from last year’s level.

Whirlpool Asia’s sales of $110 million declined 6.4 percent from the prior-year period. Excluding currency translations, sales declined approximately 12 percent in a challenging industry environment. Earnings were impacted by significant industry pricing pressures and increases in raw materials costs. During the quarter, Whirlpool Asia continued to ramp up its capabilities as a source of procurement, technology and exports for the company’s other global operations.

Based on current economic conditions, the company continues to expect full-year industry unit shipments to increase by 5-to-7 percent.

Outlook

“We continue to expect to deliver a record year of revenues and full-year earnings in the range of $6.20 to $6.35 per share for 2004,” said Fettig. “The expected performance is based on the strong demand for our global innovative products and brands, and our second-half outlook for key markets around the world. The guidance incorporates the external challenges of raw material costs, material supply availability and transportation constraints, as well as the planned investments in the company’s global operating platform. Our operations are positioned to successfully manage these issues and deliver a record year of performance.”

The table below reconciles cash provided by (used in) operating activities as prepared in accordance with accounting principles generally accepted in the United States to free cash flow. Management believes this comparison of free cash flow provides shareholders with a relevant measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities. Free cash flow is cash from operations after capital expenditures, proceeds from the sale of fixed assets and dividends.

(millions of dollars)	Six Months Ended
	June 30 2004	June 30 2003
Cash Provided By (Used In) Operating Activities	$82	$(41)
Capital expenditures	(131)	(144)
Proceeds from sale of fixed assets	23	22
Dividends paid	(59)	(47)

Free cash flow	$(85)	$(210)

3 of 4

Additional operating segment information is available in the “Investors” section of www.whirlpoolcorp.com. At 9:30 a.m. (EDT) Wednesday, July 21, 2004, the company will be hosting a conference call, which can be heard by visiting www.whirlpoolcorp.com and clicking on the “Investors” button and then the “Conference Call Audio” menu item.

*T7 refers to the following household appliance categories: washers, dryers, refrigerators, freezers, dishwashers, ranges and compactors.

Whirlpool Corporation is the world’s leading manufacturer and marketer of major home appliances, with annual sales of over $12 billion, 68,000 employees, and nearly 50 manufacturing and technology research centers around the globe. The company markets Whirlpool, KitchenAid, Brastemp, Bauknecht, Consul and other major brand names to consumers in more than 170 countries. Additional information about the company can be found on the Internet at www.whirlpoolcorp.com.

This news release contains forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the expected appliance industry results for 2004 noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in the company’s most recently filed Form 10-Q and/or Form 10-K.

# # #

4 of 4

WHIRLPOOL CORPORATION

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE PERIOD ENDED JUNE 30

(millions of dollars except per share data)

	Three Months Ended		Six Months Ended
	2004	2003	2004	2003
Net sales	$3,264	$2,988	$6,271	$5,705
EXPENSES:
Cost of products sold	2,539	2,332	4,858	4,426
Selling, general and administrative	516	461	1,000	895
Restructuring costs	—	—	1	—

	3,055	2,793	5,859	5,321

OPERATING PROFIT	209	195	412	384
OTHER INCOME (EXPENSE):
Interest and sundry income (expense)	(10)	(13)	(15)	(23)
Interest expense	(30)	(36)	(64)	(70)

EARNINGS BEFORE INCOME TAXES AND OTHER ITEMS	169	146	333	291
Income taxes	62	50	123	103

EARNINGS BEFORE EQUITY EARNINGS AND MINORITY INTERESTS	107	96	210	188
Equity in loss of affiliated companies	—	—	(3)	—
Minority interests	(1)	(2)	—	(3)

NET EARNINGS	$106	$94	$207	$185

Per share of common stock:
Basic net earnings	$1.56	$1.37	$3.04	$2.70

Diluted net earnings	$1.53	$1.35	$2.96	$2.67

Dividends declared	$.43	$.34	$.86	$.68

Weighted-Average Shares Outstanding (in millions)
Basic	68.0	68.7	68.3	68.5
Diluted	69.5	69.7	70.0	69.3

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

WHIRLPOOL CORPORATION

FOR THE SIX-MONTHS ENDED JUNE 30TH

(millions of dollars)

	2004	2003
OPERATING ACTIVITIES
Net earnings	$207	$185
Adjustments to reconcile net earnings to net cash flows provided by (used in) operating activities:
(Gain) loss on disposition of assets	1	(1)
Depreciation and amortization	226	218
Changes in assets and liabilities:
Trade receivables	(160)	(85)
Inventories	(236)	(193)
Accounts payable	47	(75)
Product recalls	—	11
Restructuring charges, net of cash paid	(20)	(54)
Taxes deferred and payable, net	73	12
Accrued pension	27	32
Other—net	(83)	(91)

Cash Provided By (Used In) Operating Activities	$82	$(41)

INVESTING ACTIVITIES
Capital expenditures	$(131)	$(144)
Proceeds from sale of assets	23	22

Cash Used In Investing Activities	$(108)	$(122)

FINANCING ACTIVITIES
Net proceeds of short-term borrowings	$260	$389
Proceeds of long-term debt	—	1
Repayments of long-term debt	(11)	(173)
Dividends paid	(59)	(47)
Purchase of treasury stock	(250)	—
Common stock issued under stock plans	53	11
Other	(18)	(25)

Cash Provided By (Used In) Financing Activities	$(25)	$156

Effect of Exchange Rate Changes on Cash and Equivalents	$(5)	$5

Decrease in Cash and Equivalents	$(56)	$(2)
Cash and Equivalents at Beginning of Period	249	192

Cash and Equivalents at End of Period	$193	$190

CONSOLIDATED CONDENSED BALANCE SHEETS

WHIRLPOOL CORPORATION

(millions of dollars)

	(Unaudited) June 30 2004	December 31 2003
ASSETS

CURRENT ASSETS
Cash and equivalents	$193	$249
Trade receivables, less allowances (2004: $108; 2003: $113)	2,059	1,913
Inventories	1,554	1,340
Prepaid expenses	56	62
Deferred income taxes	137	129
Other current assets	195	172

Total Current Assets	4,194	3,865

OTHER ASSETS
Investment in affiliated companies	14	11
Goodwill, net	164	165
Other intangibles, net	109	85
Deferred income taxes	281	268
Prepaid pension costs	357	357
Other assets	141	154

	1,066	1,040

PROPERTY, PLANT AND EQUIPMENT
Land	82	84
Buildings	989	1,004
Machinery and equipment	5,360	5,391
Accumulated depreciation	(4,122)	(4,023)

	2,309	2,456

Total Assets	$7,569	$7,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Notes payable	$512	$260
Accounts payable	1,963	1,944
Employee compensation	273	303
Deferred income taxes	47	48
Accrued expenses	660	701
Restructuring costs	24	45
Other current liabilities	339	269
Current maturities of long-term debt	10	19

Total Current Liabilities	3,828	3,589

OTHER LIABILITIES
Deferred income taxes	200	236
Pension benefits	375	298
Postemployment benefits	491	489
Product warranty	53	53
Other liabilities	187	198
Long-term debt	1,124	1,134

	2,430	2,408

MINORITY INTERESTS	57	63

STOCKHOLDERS’ EQUITY
Common stock, $1 par value:	90	88
Shares authorized—250 million
Shares issued—89 million (2004); 89 million (2003)
Shares outstanding—66 million (2004); 69 million (2003)
Paid-in capital	722	659
Retained earnings	2,454	2,276
Accumulated other comprehensive income (loss)	(797)	(757)
Treasury stock—23 million (2004); 20 million (2003)	(1,215)	(965)

Total Stockholders’ Equity	1,254	1,301

Total Liabilities and Stockholders’ Equity	$7,569	$7,361